UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2010

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1750 Tysons Boulevard

Suite 1400

McLean, VA 22102

(Address of principal executive offices)

703-287-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Authorization to Proceed and Full Scale System Development Contract with Thales

On June 1, 2010, through our wholly owned subsidiary, Iridium Satellite LLC (“Iridium Satellite”), we entered into an Authorization to Proceed (“ATP”) with Thales Alenia Space France (“Thales”) pursuant to which we authorized Thales to commence work relating to the design of satellites and associated ground system for our next-generation constellation, Iridium NEXT. We have agreed to pay Thales up to approximately $18.8 million plus €27.3 million (approximately $33.6 million based upon 1€=$1.23) for this work. In order to finance certain costs of Iridium NEXT, we expect to enter into a credit facility with a consortium of French and other major international banks and financial institutions (the “Credit Facility”). The ATP will terminate on the earlier to occur of (i) the date on which we are able to access funds under the Credit Facility (the “Financial Close”); and (ii) September 1, 2010. The term of the ATP may be extended for an additional three months by mutual agreement of the parties, in which case we would agree to pay Thales up to an additional approximately $32.6 million plus €34.5 million (approximately $42.4 million based upon 1€=$1.23) for this work.

In connection with our entry into the ATP, on June 1, 2010, we also entered into a Full Scale System Development Contract (the “Contract”) with Thales for the design and construction of satellites for the Iridium NEXT constellation. The Contract is described below in Item 8.01.

Iridium issued a press release on June 2, 2010 discussing the contracts with Thales, which is filed as Exhibit 99.1 to this Form 8-K and incorporated by reference into this Item 1.01. Information contained herein, including Exhibit 99.1, shall not be deemed filed for the purposes of the Securities Exchange Act of 1934, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 7.01	Regulation FD Disclosure.

Information is being furnished herein in Exhibit 99.2 with respect to presentations to investors and others that may be made by our executive officers. This information includes selected financial and operational information through the first quarter of 2010 and does not represent a complete set of financial statements and related notes prepared in conformity with generally accepted accounting principles. These materials are dated June 2, 2010, and we do not undertake to update the materials after that date.

The presentation is also available on our website at www.iridium.com. Our Annual Report to Stockholders and our reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about the company.

Information contained herein, including Exhibit 99.2, shall not be deemed filed for the purposes of the Securities Exchange Act of 1934, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Information.

Full Scale System Development Contract with Thales

Under the Contract with Thales for the design and construction of satellites for the Iridium NEXT constellation, Thales will also provide certain launch support and mission operations support services. We will contract separately with other providers for launch services and launch insurance for the satellites. The Contract will become effective when and if the Financial Close occurs.

We expect the total fixed price for the Contract to be approximately $823.2 million plus €1,056.4 million (approximately $1,299.37 million based upon 1€=$1.23). We expect that payments under the Contract will begin in the third quarter of 2010 and extend into the third quarter of 2017. In addition, on the date of the Financial Close, the fixed price Euro portion of the Contract will be converted into dollars instead of Euros and, therefore, not subject to further currency risk. The amounts to be paid pursuant to the ATP will be credited against payments due under the Contract, on a Euro for Euro and dollar for dollar basis, when and if it becomes effective, at which time the ATP would terminate.

The Contract contains customary default and termination provisions. In addition, we may elect to terminate the contract for convenience at any time upon payment of a termination fee calculated on the basis of Thales’ costs incurred as of the date of termination plus an agreed upon profit margin.

Based on information currently available, the total cost of Iridium NEXT, including all costs associated with development, manufacture and launch of the constellation, is now anticipated to be approximately $2.9 billion (based upon 1€=$1.23). We expect to commence the launch of the first satellites in the first quarter of 2015.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release dated June 2, 2010.

99.2	Investor Presentation of Iridium Communications Inc., dated June 2, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: June 2, 2010	By:	/s/ JOHN S. BRUNETTE
		Name:	John S. Brunette
		Title:	Chief Legal & Administrative Officer